Exhibit 99.4

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Mercator Acquisition Corp. (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of by Mercator Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

March 20, 2026

By:	/s/ Steve Schwartz
Name:	Steve Schwartz